UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2012 (August 22, 2012)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.02. Results of Operations and Financial Condition.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2012, at 1:00 pm South African time, on completion of the last scheduled meeting of the board of directors before the Company’s 2012 annual general meeting, Mr. Antony C. Ball resigned from his position as a member of the Company’s board of directors and as a member of all committees of the board. Mr. Ball’s resignation was effective August 22, 2012. Mr. Ball has been director since June 2004, prior to the Company’s listing on the Nasdaq in August 2005, as a representative of the Company’s then largest shareholder, Brait S.A. Following Brait’s disposal of its entire shareholding on August 5, 2009, Mr. Ball kindly agreed to stay on as a director for at least one further year. In recognition of Mr. Ball’s long service and valued contributions as a director of the Company, the Remuneration Committee of the board agreed to accelerate the vesting of all of Mr. Ball’s outstanding unvested option and restricted stock awards before his resignation. A copy of Mr. Ball’s resignation letter is included herewith as Exhibit 99.1.

Mr. Ball’s resignation did not result from any disagreement with the Company relating to its operations, policies or practices.

Item 7.01. Regulation FD Disclosure.

The following information is furnished pursuant to Item 2.02, “Results of Operations and Financial Condition” and Item 7.01, “Regulation FD Disclosure.”

On August 23, 2012, we issued a press release setting forth our financial results for fourth quarter and year ended June 30, 2012. A copy of the press release is attached as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Resignation letter of Antony C. Ball
99.2	Press Release, dated August 23, 2012, issued by Net 1 UEPS Technologies, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: August 23, 2012	By:	/s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board